EXHIBIT 99.1

Capstone Therapeutics Will Provide an Operating Update and Announces Third Quarter 2014 Financial Results

TEMPE, Ariz., Nov. 13, 2014 (GLOBE NEWSWIRE) -- Capstone Therapeutics (OTCQB:CAPS); (the "Company"), today will hold a conference call and webcast to provide an operating update and announced financial results for the third quarter 2014.

Conference Call Information

Management will hold a conference call and webcast on Thursday, November 13, 2014 at 4:30 pm EST. The call may be accessed at 877-303-2908 (U.S.), 408-427-3860 (outside U.S.); accompanying slides may be viewed by logging onto the Investors section of the Company's website, www.capstonethx.com. A replay will be available beginning November 13, 2014 at 7:30 pm EST until midnight November 16, 2014, and may be accessed at 855-859-2056 (U.S.) or 404-537-3406 (outside U.S.) with conference ID 22735607.

Operating Results

We incurred a net loss in the third quarter of 2014 of $1.2 million compared to a net loss of $1.2 million in the third quarter of 2013. Net loss is affected by the inclusion of the operating expenses of our joint venture, LipimetiX Development, LLC, which totaled (net of intercompany transactions) $790,000 for the three months ended September 30, 2014, and $840,000 for the three months ended September 30, 2013.

We incurred a net loss in the nine months ended September 30, 2014 of $3.6 million compared to a net loss of $3.2 million in 2013. Net Loss includes the operating expenses of LipimetiX Development, LLC, which totaled (net of intercompany transactions) $2,195,000 for the nine months ended September 30, 2014, and $2,255,000 for the nine months ended September 30, 2013. The Net Loss in 2014 increased primarily due to less other income in 2014 and the allocation of 100% of the joint venture losses to the Company in 2014.

In August 2012, we entered into a joint venture, LipimetiX Development, LLC (the "JV"), to develop Apo E mimetic peptide molecule AEM-28 and its analogs. The JV has a development plan to pursue regulatory approval of AEM-28 as treatment for Severe Refractory Hypercholesterolemia and Homozygous Familial Hypercholesterolemia (granted Orphan Drug Designation by FDA in 2012). The initial development plan will extend through Phase 1a and 1b/2a clinical trials and is expected to be completed in the fourth quarter of 2014. The clinical trials will have a safety primary endpoint and an efficacy endpoint targeting reduction of cholesterol and triglycerides.

The JV received allowance from regulatory authorities in Australia permitting the JV to proceed with the planned clinical trials. The Phase 1a clinical trial commenced in Australia in April 2014 and the Phase 1b/2a clinical trial commenced in Australia in June 2014. The proposed clinical trials for AEM-28 are randomized, double-blinded, placebo-controlled studies to evaluate the safety, tolerability, pharmacokinetics and pharmacodynamics of six escalating single doses (Phase 1a in healthy patients with elevated cholesterol) and multiple ascending doses of the three highest doses from Phase 1a (Phase 1b/2a in patients with Refractory Hypercholesterolemia and healthy subjects with elevated cholesterol and high Body Mass Index). The Phase 1a clinical trial consisted of 36 patients and the Phase 1b/2a is expected to consist of no more than 15 patients. The Phase 1a clinical trial was completed in August 2014 and the Medical Safety Committee, reviewing all safety-related aspects of the clinical trial, observed an acceptable safety profile. The JV may conduct future clinical trials in Australia, the USA, and other regulatory jurisdictions if regulatory approvals, additional funding, and other conditions permit. As conditions permit, the JV may also fund research or studies to investigate Apo E mimetic molecules, including AEM-28 and analogs, for treatment of acute coronary syndrome.

The Company intends to limit its internal operations to a virtual operating model while continuing monitoring and participating in the management of LipimetiX Development LLC's AEM-28 and analogs development activities and maintaining the required level of corporate governance and reporting required to comply with Securities and Exchange Commission rules and regulations.

AEM-28/Analogs

Apolipoprotein E is a 299 amino acid protein that plays an important role in lipoprotein metabolism. AEM-28 is a 28 amino acid mimetic of Apo E that contains a domain that anchors into a lipoprotein surface while also providing the Apo E receptor binding domain, which allows clearance through the heparan sulfate proteoglycan (HSPG) receptors (Syndecan-1) in the liver. AEM-28, as an Apo E mimetic, has the potential to enhance the ability of atherogenic lipoproteins to be cleared from the plasma, completing the reverse cholesterol transport pathway, and thereby reducing cardiovascular risk. Since AEM-28 utilizes an alternative receptor for clearance by the liver, it may provide a therapeutic alternative for patients that lack a functional LDL receptor pathway (Homozygous Familial Hypercholesterolemia, HoFH), or have Severe Refractory Hypercholesterolemia. In addition, the potential artery wall protective effect may be highly beneficial to these patients and to others with atherosclerosis. The JV has an Exclusive License Agreement with the University of Alabama Birmingham Research Foundation for AEM-28 and certain of its analogs.

About Capstone Therapeutics

Capstone Therapeutics is a biotechnology company committed to developing a pipeline of novel therapeutic peptides aimed at helping patients with under-served medical conditions. The Company is focused on development and commercialization of Apo E Mimetic Peptide Molecule AEM-28 and its analogs (through the LipimetiX Development, LLC, joint venture).

Statements in this press release or otherwise attributable to Capstone regarding our business that are not historical facts are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted results. These risks include the factors discussed in our Form 10-K for the fiscal year ended December 31, 2013, and other documents we file with the U.S. Securities and Exchange Commission.

Editor's Note: This press release is also available under the Investors section of the Company's website at www.capstonethx.com.

CAPSTONE THERAPEUTICS CORP.
(A Development Stage Company)
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	September 30,	December 31,
	2014	2013
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents, $89 reserved at September 30, 2014	$ 3,111	$ 6,258
Other current assets	277	233
Total current assets	3,388	6,491

Patent license rights, net	705	823
Furniture and equipment, net	--	3
Total assets	$ 4,093	$ 7,317

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	225	88
Other accrued liabilities	246	12
Total current liabilities	471	100

Equity
Capstone Therapeutics Corp. Stockholders' Equity
Common Stock $.0005 par value; 100,000,000 shares authorized; 40,885,411 shares in 2014 and 2013 issued and outstanding	20	20
Additional paid-in capital	189,267	189,215
Accumulated deficit	(185,665)	(182,018)
Total Capstone Therapeutics Corp. stockholders' equity	3,622	7,217
Noncontrolling interest	--	--
Total equity	3,622	7,217

Total liabilities and equity	$ 4,093	$ 7,317

CAPSTONE THERAPEUTICS CORP.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013

OPERATING EXPENSES
General and administrative	$ 373	$ 245	$ 1,047	$ 956
Research and development	865	958	2,667	2,619
Total operating expenses	1,238	1,203	3,714	3,575

Interest and other income, net	(4)	(1)	(67)	(155)
Loss from continuing operations before taxes	1,234	1,202	3,647	3,420
Income tax benefit	--	--	--	(21)
NET LOSS	1,234	1,202	3,647	3,399
Less: Net Loss attributable to the noncontrolling interest	--	--	--	(193)
Net Loss attributable to Capstone Therapeutics Corp. stockholders	$ 1,234	$ 1,202	$ 3,647	$ 3,206
Per Share Information:
Net loss, basic and diluted, attributable to
Capstone Therapeutic Corp. stockholders	$ 0.03	$ 0.03	$ 0.09	$ 0.08
Basic and diluted shares outstanding	40,885	40,885	40,885	40,885
CONTACT: FOR FURTHER INFORMATION:
         Investor Relations
         (602) 286-5250
         investorinquiries@capstonethx.com